Exhibit 99.1

Investor & Media Relations Scott Deitz 419.248.8935

Owens Corning Reports Second-Quarter 2009 Results

58-Percent Increase in Adjusted EPS Driven by Strong Roofing Performance

TOLEDO, Ohio – Aug. 5, 2009 – Owens Corning (NYSE: OC) today reported consolidated net sales of $1.2 billion during the second quarter of 2009, compared with $1.6 billion in the second quarter of 2008.

The quarter was highlighted by continued strong performance in Roofing sales, which were up 14 percent compared with the second quarter of 2008. The prolonged downturn in the U.S. housing market led to lower sales of insulation and other building materials. Composites sales were lower because of global economic weakness, which began in the fourth quarter of 2008.

Led by record Roofing earnings, Owens Corning’s second-quarter 2009 adjusted earnings were $62 million, or $0.49 per adjusted diluted share, compared with $40 million, or $0.31 per adjusted diluted share, in 2008. The Company reported second-quarter 2009 net earnings of $33 million, or $0.26 per diluted share, compared with $41 million, or $0.32 per diluted share, in 2008. See Tables 1 through 3 for a discussion and reconciliation of these items.

Consolidated Second-Quarter 2009 Results

•

Earnings Before Interest and Taxes (EBIT) for the second quarter ended June 30, 2009, were $88 million, compared with EBIT of $74 million during the same period in 2008. Adjusted EBIT for the second quarter of 2009 was $108 million, compared with $87 million in the second quarter of 2008. See Table 2.

•	EBIT was $70 million for the first six months of 2009, compared with EBIT of $95 million during the same period of 2008. Adjusted EBIT for the first six months of 2009 was $140 million,

Copyright © 2009 Owens Corning

compared with $143 million during the same period of 2008.

•	Gross margin as a percentage of sales was 21 percent in the second quarter of 2009, compared with 16 percent in the same period of 2008.

•	Second-quarter 2009 Marketing and Administrative expenses were $37 million less than the second quarter of 2008.

•	In the six months ended June 30, 2009, the Company’s recordable incidence rate improved approximately 15 percent over performance throughout 2008.

“Owens Corning achieved outstanding second-quarter results led by record earnings in our Roofing business,” said Mike Thaman, chairman and chief executive officer. “We have delivered strong financial performance and strengthened our balance sheet while responding to continued weakness in our other markets. On the strength of the first half of 2009, we are pleased to increase our outlook for free cash flow to $200 million or more for the year, implying free cash flow generation of at least $377 million during the second half of 2009.”

Outlook

The business environment is expected to remain challenging through the second half of 2009. Capacity will remain curtailed; costs and capital spending will be lower compared to 2008. The Company is on track to deliver $160 million in cost savings during 2009.

Capital expenditures will be approximately $225 million, which is a reduction of about $140 million compared with 2008, in each case excluding precious metal purchases. Depreciation and Amortization is estimated to be $320 million for the year.

Actions taken position the Company to achieve more than $200 million in free cash flow in 2009. Free cash flow for the period is calculated by the change in debt less cash on hand. This calculation includes adjustments to exclude the cash impact of issuing new stock and repurchasing treasury stock.

In the Composites segment, Owens Corning will continue to realize the benefits of additional synergies from the 2007 acquisition of Saint-Gobain’s reinforcements and composite fabrics businesses and various cost-reduction actions taken in 2008 and 2009. Based on demand improvement in the Reinforcements business during the first and second quarters of 2009, the Company believes that incremental demand improvement will continue through the remainder of the year. Production is expected to be maintained near current levels to reduce inventories. Considerable uncertainties remain in global markets, including the pace of any demand improvement and competitive pressures.

The continued weakness in the U.S. housing industry is expected to negatively affect demand in Owens Corning’s Building Materials segment throughout the remainder of 2009. In the Insulation business, despite significant cost and capacity actions, cost savings are not expected to offset the impact of continued demand-driven weakness. Assuming sustained gross margins in the Roofing business, Roofing performance will continue to more than offset weakness in the Insulation and Other businesses. Uncertainties that may impact Roofing gross margins include competitive pricing pressure and the cost and availability of raw materials, particularly asphalt. In the Insulation and Other businesses, Owens Corning is prepared to take further actions to reduce capacity and lower the businesses’ cost structure if further weakening occurs. Conversely, the Company is prepared to respond to increased demand by bringing additional production capacity back on line.

2

Cash taxes in 2009 are expected to be less than the $33 million paid in 2008. The Company estimates a long-term effective book tax rate of 25 percent based on the blend of its U.S. and non-U.S. operations. A tax rate of 25 percent will be applied to the Company’s quarterly and annual calculation of its adjusted earnings per share to provide better comparability from period to period.

Other Financial Items

•

In the second quarter and first half of 2009, actions were taken that will result in significant cost savings during the year. Costs related to these actions were $11 million in the second quarter of 2009 and total $41 million for the first six months of the year. Owens Corning expects to incur an additional $8 million in charges throughout the remainder of 2009.

•

The Company generated $149 million in free cash flow during the second quarter of 2009. At the end of the second quarter of 2009, Owens Corning had net debt of $2.2 billion, comprised of $2.3 billion of short- and long-term debt and cash on hand of $110 million. See Table 7.

•

During the second quarter of 2009, Owens Corning issued $350 million of 9.0 percent senior notes maturing in 2019 and used the proceeds to reduce outstanding amounts under the Company’s senior revolving credit facility.

•

Current cash on hand coupled with future cash flows and other sources of liquidity will provide sufficient liquidity to meet the Company’s cash requirements. Owens Corning has no significant debt maturities until the fourth quarter of 2011 and remains well within compliance of the financial covenants in its senior revolving credit facility and senior term-loan facility.

•

Owens Corning’s federal tax net operating loss carryforward, primarily resulting from the distribution of cash and stock to settle its prior Chapter 11 case in 2006, was $2.6 billion at the end of the second quarter of 2009.

Third-quarter results are currently scheduled to be announced on Wednesday, Oct. 28, 2009.

Business Segment Highlights

Composites

NET SALES

This segment includes the Reinforcements business, which manufactures, fabricates and sells glass reinforcements in the form of fiber; and the Downstream business, which manufactures and sells glass-fiber products in the form of fabrics, mat, veil, and other specialized products.

The rapid and significant global economic slowdown that began in the fourth quarter of 2008 has reduced overall demand for composite materials. This has led to lower sales volumes in both the Reinforcements and Downstream businesses for the three- and six-month periods ended June 30, 2009, as compared to the same periods in the prior year. These declines represented approximately two-thirds of the decrease in net sales for each of the three and six months ended June 30, 2009, as compared to the same period in the prior year. The favorable trend in demand for Reinforcements that began in the first quarter of 2009 continued throughout the second quarter. For each comparative period, the remainder of the decrease in net sales was primarily a result of an unfavorable currency impact ($48 million for the second-quarter comparison and $89 million for the first-half comparison) and of the May 2008 divestiture of two composite manufacturing plants in Battice, Belgium, and Birkeland, Norway.

3

EBIT

EBIT was significantly lower in the second quarter and first half of 2009, compared to the same periods in 2008. Substantially all of the segment’s decrease in EBIT was the result of lower sales volumes, including the impact of underutilization of production capacity. The Company took aggressive actions in this segment beginning in the first quarter of 2009 and continuing through the second quarter to reduce inventories and operating costs by decreasing production to levels below current demand. These lower production levels, achieved through idling and shutting down production lines, coupled with headcount reductions, have reduced operating costs in this segment. Also impacting EBIT comparability for the six months ended June 30, 2009, was the inclusion in 2008 of EBIT from the manufacturing plants divested in May 2008.

Building Materials

NET SALES

This segment includes the Insulation, Roofing and Other businesses.

Despite the significant and continued downturn in the U.S. housing market, net sales in the Building Materials segment have decreased only 9 percent and 3 percent for the three and six months ended June 30, 2009, respectively, compared to the same periods in 2008. Within the Building Materials segment, net sales decreased in the Insulation business, while net sales increased in the Roofing business.

In Roofing, selling prices have been stable since the beginning of the fourth quarter of 2008. Leading up to the fourth quarter of 2008, selling prices had been increasing to recover inflation in raw material costs, particularly asphalt. The 2009 level of selling prices led to increased net sales of more than 25 percent in the second quarter and the first half compared to the same periods in 2008. These increases were partially offset by lower sales volumes, which were a result of lower residential construction activity in the U.S. and reduced storm-related demand.

In Insulation, declining demand, primarily related to the lower level of U.S. housing starts, drove the decreases in net sales. The Company estimates that residential insulation demand lags the start of new residential construction by approximately three months. First-quarter 2009 U.S. housing starts were 50 percent lower than those in the first quarter of 2008 according to data reported by the U.S. Census Bureau. The Insulation business includes a diversified portfolio that softened the impact of the U.S. housing decline on sales. This portfolio includes a geographic mix with Canada, Asia-Pacific and Latin America as well as a market mix that includes commercial, industrial and other non-residential markets. Weakness has been seen in many of these markets, which became more pronounced in the second quarter of 2009.

EBIT

The significant increase in EBIT for each year-over-year period was driven by unit margin improvements in the Roofing business. Roofing unit margins began improving in the second quarter of 2008 as selling price increases outpaced inflation. These improvements accounted for substantially all of the increase in Roofing EBIT for the three and six months ended June 30, 2009, compared to the same periods in 2008.

Partially offsetting the EBIT improvements was the impact of lower sales volumes, including the impact of underutilization of the Company’s production capacity in the Insulation business. These lower sales volumes accounted for substantially all of the decrease in Insulation EBIT for the three and six months ended June 30, 2009, compared to the same periods in 2008.

4

In response to the continued weak U.S. housing market, Owens Corning took actions across the Building Materials segment throughout 2008 and into the first half of 2009 to reduce production capacity and align the cost structure with market demand.

Conference Call and Presentation

Wednesday, Aug. 5, 2009

11 a.m. ET

All Callers

Live dial-in telephone number: U.S. 1-800-573-4840 or 1-617-224-4326

(Please dial in 10 minutes before conference call start time)

Passcode: 87370141

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors.

A telephone replay will be available through Aug. 12, 2009, at 1-888-286-8010 or 1-617-801-6888. Passcode: 64843445. A replay of the webcast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 55 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $6 billion in 2008 and about 16,500 employees in 30 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing pressures; weather conditions; our level of indebtedness; industry and economic conditions that adversely affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues involving implementation of acquisitions, divestitures and joint ventures; our ability to use our net operating loss carryforwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; the success of research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date Aug. 5, 2009, and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

###

5

Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(unaudited)

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
NET SALES	$1,219	$1,574	$2,293	$2,927
COST OF SALES	969	1,317	1,885	2,476

Gross margin	250	257	408	451
OPERATING EXPENSES
Marketing and administrative expenses	128	165	252	307
Science and technology expenses	15	17	30	36
Charges related to cost reduction actions	8	4	30	6
Employee emergence equity program expense	6	7	12	14
Other (income) expenses	5	(10)	14	(7)

Total operating expenses	162	183	338	356

EARNINGS BEFORE INTEREST AND TAXES	88	74	70	95
Interest expense, net	26	29	51	61

EARNINGS BEFORE TAXES	62	45	19	34
Income tax expense	29	2	15	4

EARNINGS BEFORE EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	33	43	4	30
Equity in net earnings (loss) of affiliates	—	(1)	1	(1)

NET EARNINGS	33	42	5	29
Less: Net earnings attributable to noncontrolling interests	—	1	—	1

NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$33	$41	$5	$28

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$0.27	$0.32	$0.04	$0.22
Diluted	$0.26	$0.32	$0.04	$0.22

WEIGHTED AVERAGE COMMON SHARES
Basic	124.5	128.8	124.4	128.8
Diluted	126.1	129.8	125.9	129.7

Owens Corning adopted SFAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

(in millions)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net precious metal lease expense	$—	$(2)	$(1)	$(6)
Charges related to cost reduction actions and related items	(11)	(4)	(41)	(6)
Acquisition integration and transaction costs	(8)	(20)	(14)	(32)
Gains (losses) on sales of assets and other	5	20	(2)	20
Employee emergence equity program expense	(6)	(7)	(12)	(14)
Asset impairments	—	—	—	(10)

Total adjusting items	$(20)	$(13)	$(70)	$(48)

The reconciliation from net earnings attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$33	$41	$5	$28
Less: Net earnings attributable to noncontrolling interests	—	1	—	1

NET EARNINGS	33	42	5	29
Equity in net earnings (loss) of affiliates	—	(1)	1	(1)

EARNINGS BEFORE EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	33	43	4	30
Income tax expense	29	2	15	4

EARNINGS BEFORE TAXES	62	45	19	34
Interest expense, net	26	29	51	61

EARNINGS BEFORE INTEREST AND TAXES	88	74	70	95
Less: adjusting items from above	(20)	(13)	(70)	(48)

ADJUSTED EBIT	$108	$87	$140	$143

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States. A reconciliation from net earnings attributable to Owens Corning to adjusted earnings, a reconciliation from diluted earnings per share to adjusted diluted earnings per share and a reconciliation from weighted-average shares outstanding used for diluted earnings per share to adjusted diluted shares outstanding are shown in the tables below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings attributable to Owens Corning	$33	$41	$5	$28
Adjustment to remove adjusting items	20	13	70	48
Adjustment to classify net precious metal lease expense as interest	—	(2)	(1)	(6)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	9	(12)	(7)	(15)

ADJUSTED EARNINGS	$62	$40	$67	$55

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED LOSS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.27	$0.32	$0.04	$0.22
Adjustment to remove adjusting items	0.16	0.10	0.56	0.36
Adjustment to classify net precious metal lease expense as interest	—	(0.02)	(0.01)	(0.05)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	0.06	(0.09)	(0.06)	(0.11)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.49	$0.31	$0.53	$0.42

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for basic earnings per share	124.5	128.8	124.4	128.8
Non-vested restricted shares	1.6	1.0	1.5	0.9
Shares related to employee emergence program	0.4	1.2	0.4	1.3

Adjusted diluted shares outstanding **	126.5	131.0	126.3	131.0

*	The company estimates a long-term sustainable effective tax rate of 25% based upon the projected blend of its U.S. and non-U.S. operations.
**	The employee emergence shares are reflected as outstanding because the employee emergence equity expense has been removed from adjusted earnings.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	June 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$110	$236
Receivables, less allowances of $22 at June 30, 2009 and $21 at December 31, 2008	684	576
Inventories	827	899
Restricted cash – disputed distribution reserve	30	31
Assets held for sale – current	—	13
Other current assets	105	102

Total current assets	1,756	1,857
Property, plant and equipment, net	2,781	2,819
Goodwill	1,124	1,124
Intangible assets	1,181	1,190
Deferred income taxes	28	42
Assets held for sale – non-current	—	3
Other non-current assets	195	187

TOTAL ASSETS	$7,065	$7,222

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$876	$1,112
Accrued interest	10	9
Short-term debt	9	30
Long-term debt – current portion	11	16
Liabilities held for sale – current	—	8

Total current liabilities	906	1,175
Long-term debt, net of current portion	2,249	2,172
Pension plan liability	300	308
Other employee benefits liability	271	270
Deferred income taxes	406	400
Other liabilities	121	117
Commitments and contingencies
Mandatorily redeemable noncontrolling interest	30	—
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,820	3,824
Accumulated deficit	(798)	(803)
Accumulated other comprehensive deficit	(172)	(183)
Cost of common stock in treasury (c)	(101)	(101)

Total Owens Corning stockholders’ equity	2,750	2,738
Noncontrolling interest	32	42

Total Equity	2,782	2,780

TOTAL LIABILITIES AND EQUITY	$7,065	$7,222

(a)	10 shares authorized; none issued or outstanding at June 30, 2009 and December 31, 2008
(b)	400 shares authorized; 132.5 issued and 127.8 outstanding at June 30, 2009; 131.7 issued and 127.0 outstanding at December 31, 2008
(c)	4.7 shares at June 30, 2009 and December 31, 2008, respectively

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Six Months Ended June 30,
	2009	2008
NET CASH FLOW USED FOR OPERATING ACTIVITIES
Net earnings	$5	$29
Adjustments to reconcile net earnings to cash used for operating activities:
Depreciation and amortization	158	156
Gain on sale of businesses and fixed assets	(5)	(22)
Impairment of long-term assets	2	11
Deferred income taxes	13	(26)
Provision for pension and other employee benefits liabilities	22	22
Employee emergence equity program expense	12	14
Stock-based compensation expense	6	11
Increase in receivables	(108)	(246)
(Increase) decrease in inventories	90	(24)
Increase in prepaid assets	(1)	(25)
Increase (decrease) in accounts payable and accrued liabilities	(235)	13
Pension fund contribution	(23)	(37)
Payments for other employee benefits liabilities	(14)	(14)
Other	(20)	13

Net cash flow used for operating activities	(98)	(125)

NET CASH FLOW PROVIDED BY (USED FOR) INVESTING ACTIVITIES
Additions to plant and equipment	(95)	(147)
Proceeds from the sale of assets or affiliates	20	225

Net cash flow provided by (used for) investing activities	(75)	78

NET CASH FLOW PROVIDED BY FINANCING ACTIVITIES
Proceeds from issuance of senior notes	344	—
Proceeds from senior revolving credit facility	259	275
Payments on senior revolving credit facility	(527)	(230)
Proceeds from long-term debt	1	12
Payments on long-term debt	(11)	(6)
Net decrease in short-term debt	(21)	(5)
Purchase of treasury stock	—	(19)

Net cash flow provided by financing activities	45	27

Effect of exchange rate changes on cash	2	6
Net decrease in cash and cash equivalents	(126)	(14)
Cash and cash equivalents at beginning of period	236	135

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$110	$121

Table 6

Owens Corning and Subsidiaries

Segment Data and Additional Business Information

(unaudited)

(in millions)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions). Prior periods have been adjusted to reflect the change to two reportable segments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$391	$660	$736	$1,326
% change from prior year	-41%	70%	-44%	76%

EBIT	$(19)	$71	$(37)	$135
EBIT as a % of net sales	-5%	11%	-5%	10%

Depreciation and amortization expense	$26	$34	$61	$64

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Building Materials segment and our businesses within this segment (in millions). Prior periods have been adjusted to reflect the change to two reportable segments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales
Insulation	$284	$413	$566	$786
Roofing	542	475	999	782
Other	42	69	72	122
Eliminations	(3)	(4)	(6)	(8)

Total Building Materials	$865	$953	$1,631	$1,682
% change from prior year	-9%	1%	-3%	-3%

EBIT
Insulation	$(28)	$7	$(67)	$23
Roofing	182	37	281	20
Other	(11)	(5)	(18)	(8)

Total Building Materials	$143	$39	$196	$35
EBIT as a % of net sales	17%	4%	12%	2%

Depreciation and amortization expense
Insulation	$29	$28	$59	$58
Roofing	11	9	22	19
Other	4	3	7	6

Total Building Materials	$44	$40	$88	$83

Table 7

Owens Corning and Subsidiaries

Free Cash Flow

(unaudited)

(in millions)

The following table presents the free cash flow, or change in total debt less cash on hand including adjustments to exclude the cash impact of issuing new stock, repurchasing treasury stock and paying stockholder dividends, for the three and six months ended June 30, 2009 and 2008, respectively (in millions):

	Three Months Ended June 30,
Balance as of June 30:	2009	2008
Short-term debt	$9	$44
Long-term debt — current portion	11	7
Long-term debt, net of current portion	2,249	2,049

Total debt	2,269	2,100
Less: Cash and cash equivalents	110	121

Net debt	2,159	1,979

Balance as of March 31:	2009	2008
Short-term debt	18	32
Long-term debt — current portion	14	13
Long-term debt, net of current portion	2,366	2,138

Total debt	2,398	2,183
Less: Cash and cash equivalents	90	118

Net debt	2,308	2,065

Change in net debt	149	86
Less: Purchases of treasury stock for the three months ended June 30, 2008	—	(19)

Free cash flow generated	$149	$105

	Six Months Ended June 30,
Balance as of June 30:	2009	2008
Short-term debt	$9	$44
Long-term debt — current portion	11	7
Long-term debt, net of current portion	2,249	2,049

Total debt	2,269	2,100
Less: Cash and cash equivalents	110	121

Net debt	2,159	1,979

Balance as of December 31:	2008	2007
Short-term debt	30	47
Long-term debt — current portion	16	10
Long-term debt, net of current portion	2,172	1,993

Total debt	2,218	2,050
Less: Cash and cash equivalents	236	135

Net debt	1,982	1,915

Change in net debt	(177)	(64)
Less: Purchases of treasury stock for the six months ended June 30, 2008	—	(19)

Free cash flow used	$(177)	$(45)